CMA Muni-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/19/2000	$ 800	Puerto Rico Comwlth	3.85%	12/01/2015
12/29/2000	3,300	Connecticut State Health	4.30	07/01/2027
03/30/2001	11,000	Connecticut State Health	2.90	07/01/2027

Last Updated on 05/30/2001
By Win95 User